TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT

         This Technology Development and License Agreement (the "Agreement") entered into as of the 5th day of May, 1997 (the "Effective Date"), by and between NETSPEAK CORPORATION, a Florida corporation ("NetSpeak") with its principal place of business at 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33487 and ACT NETWORKS, INC., a Delaware corporation ("ACT"), with its principal place of business at 188 Camino Ruiz, Camarillo, California 93012.

RECITALS:

         A. NetSpeak has designed and is the owner of certain software modules for use in sophisticated communications solutions relating to the integration of Internet protocol based communications systems and public switched telephone networks.

         B. ACT is developing a hardware and software platform for frame relay systems for wide area networks integrating voice, data and facsimile communications utilizing telecommunications systems.

         C. The parties desire to work in cooperation to adapt the NetSpeak software to be compatible with the ACT hardware and software platform for the purpose of marketing customer solutions.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the parties hereto agree as follows:

         1. DEFINITIONS. All capitalized terms contained within this agreement shall have the meaning set forth in this Section 1 unless otherwise defined in the text of this agreement.

                  1.1 "ACT" shall mean ACT Networks, Inc. and any Affiliates thereof.

                  1.2 "ACT Documentation" shall mean the ACT user manuals, programmers' guides, system guides and/or related publications which are supplied to NetSpeak by ACT in accordance with the sale of the ACT Product hereunder.

                  1.3 "ACT Marks" shall mean the trademarks, logos and trade names associated with the ACT Product whether or not registered.

                  1.4 "ACT Product" shall mean the SDM-Rx as further described in Schedule B.

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                  1.5      "ACT Software" shall mean the computer software
                           programs included in the ACT Product, in Object Code form, as well as any enhancements, new releases, updates or modifications thereto, in Object Code form, which ACT provides to NetSpeak under this Agreement.

                  1.6 "Affiliates" shall mean any entity that controls, is controlled by or is under common control with a relevant party hereto, with "control" meaning ownership of more than fifty percent (50%) of the voting stock of the entity, or, in the case of a non-corporate entity, an equivalent interest.

                  1.7 "Agreement Term" shall mean five (5) years from the Effective Date of the Agreement.

                  1.8 "Effective Date" shall mean the date upon which both parties have entered this Agreement as set forth above.

                  1.9 "Integrated Product" shall mean the product integrating the ACT Product and a NetSpeak Product, as described in Section 4.

                  1.10 "Intellectual Property" shall mean any trade secrets, patents, copyrights, trademarks, know-how, moral rights, and/or other intellectual property and proprietary rights of any type under the laws of any governmental authority in the world, domestic or foreign, including, without limitation, all applications and registrations relating to any of the foregoing.

                  1.11 "NetSpeak" shall mean NetSpeak Corporation and any Affiliates thereof.

                  1.12 "NetSpeak Documentation" shall mean the NetSpeak user manuals, programmers' guides, system guides and/or related publications which are supplied to ACT by NetSpeak in accordance with the licenses granted hereunder.

                  1.13 "NetSpeak Marks" shall mean the trademark WebPhone/Trademark/ and other NetSpeak marks to be agreed to by the Parties.

                  1.14     "NetSpeak Product(s)" shall mean NetSpeak Software.

                  1.15 "NetSpeak Software" shall mean the computer software programs listed on Schedule A of this Agreement, in Object Code form, any enhancement, new releases, updates or modifications thereto, in Object Code form, provided by NetSpeak to ACT, as well as new software programs developed by NetSpeak for use in conjunction with the ACT Platform.

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                  1.16     "Object Code" shall mean a rendition or compilation
                           of a software program primarily readable in binary or machine language translated from Source Code by means of a complier, assembler and/or interpreter.

                  1.17 "Proprietary Information" shall mean information as defined in Section 13.

                  1.18 "Source Code" shall mean a written rendition of a software program readable and comprehensible by a skilled computer programmer.

         2. LICENSING AND DISTRIBUTION RIGHTS GRANTED BY NETSPEAK.

                  For the duration of the term of this Agreement, and subject to all the terms and conditions herein, including payment of the applicable royalties:

                  2.1 NetSpeak hereby grants to ACT a worldwide, non-transferable (except as provided in Section 27), and non-exclusive license to reproduce, bundle and distribute the NetSpeak Software and NetSpeak Documentation with the ACT Platform for distribution and licensing by ACT, through ACT's distribution channels.

                  2.2 NetSpeak hereby grants to ACT a worldwide, non-transferable, and non-exclusive license to use the NetSpeak Software and NetSpeak Documentation for internet enablement of ACT customer web sites.

                  2.3 NetSpeak hereby grants to ACT a worldwide, non-exclusive license to reproduce, distribute and sublicense through multiple tiers of distribution to end-users, the NetSpeak Software and NetSpeak Documentation, through ACT's distribution channels.

                  2.4 Any use, distribution or sublicensing of NetSpeak Products by ACT as allowable under Sections 2.1-2.3 of this Agreement shall be under terms similar to the then current terms and conditions of a NetSpeak Program License Agreement, a sample of which is described in Schedule D hereto.

         3. LICENSING AND DISTRIBUTION RIGHTS GRANTED BY ACT.

                  For the duration of the term of this Agreement, and subject to the terms and conditions herein:

                  3.1 Subject to all of the terms and conditions of this Agreement, ACT grants to NetSpeak, and NetSpeak accepts, a worldwide, non-exclusive, non-transferable, non-sublicensable right and license to distribute and sublicense through multiple tiers of distribution to end-users the ACT Product. The parties will agree in the future whether the Integrated Product will be distributed under ACT's label or under NetSpeak's label. If sales are to occur under NetSpeak's label, NetSpeak shall supply, at its expense and reasonably in advance of orders, the necessary artwork, labels and color information for the Integrated Product. Any software and/or firmware contained in the ACT Product is licensed for distribution only and is

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not to be sold. Any distribution or sublicensing of the ACT Product by NetSpeak as allowable under this Section 3.1 shall be under terms similar to the then current terms and conditions of an ACT Networks End-User License Agreement, a sample of which is described in Schedule E hereto. NetSpeak is not entitled to receive any source code or source documentation with respect to any such software or firmware.

         4. PRODUCT DEVELOPMENT & INTEGRATION. The parties further have agreed to assist each other in the integration of their respective products. To accomplish these broad goals, the parties have agreed to the following development and integration objectives.

                  4.1 The parties, utilizing the Co-Development Committee will jointly define a design specification to ensure compatibility between the NetSpeak Products and the ACT Product. Following review and approval by each party of the design specification, each party will use commercially reasonable efforts to modify its respective product(s) in order to conform with the design specification. Any and all modifications made to the NetSpeak Products in order to conform with the design specification will be owned by NetSpeak and will be considered NetSpeak's Intellectual Property. Similarly, any and all modifications to the ACT Product so that the ACT Product conforms with the design specification will be owned by ACT and will be considered ACT Intellectual Property. NetSpeak hereby covenants to incur a minimum of Eighty Thousand Dollars ($80,000) in expenses in pursuing the development and integration of the NetSpeak Products hereunder.

                  4.2 CALL CONTROL. ACT shall be responsible for adding the WebPhone Application Programming Interface (WAPI) compatible call control to the ACT Platform. ACT shall also be responsible for adding the agreed upon compression/decompression code (codecs) into the ACT Product and implementing codec negotiation capability into the ACT Product. Both parties shall use commercially reasonable efforts to integrate the WAPI into the ACT Product, and utilizing the Co-Development Committee described herein for guidance, to devote such resources as the parties shall determine jointly are necessary to accomplish this integration.

                  4.3 SESSION MANAGEMENT. The parties, utilizing the Co-Development Committee for such guidance as is required shall jointly define the implementation strategy for session management negotiation, including, without limitation, determination of the amount of resources that each party shall devote to such implementation.

                  4.4 SNMP MIB EXTENSIONS. The parties shall jointly identify and use commercially reasonable efforts to implement the SNMP MIB extensions, utilizing the Co-Development Committee assistance for such tasks.

                  4.5 DELIVERY OF MASTER COPIES OF NETSPEAK PRODUCTS. NetSpeak shall deliver to ACT, at NetSpeak's cost and expense, a "gold master" copy of each NetSpeak Product to be used, sold and/or distributed by ACT, stored upon such machine-readable storage media as the parties may hereafter agree in writing from which duplicates of such NetSpeak Product and the NetSpeak Documentation may be produced once testing is complete and the Integrated Product is ready for market release.

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                  4.6 NO RIGHT TO REPRODUCE, MODIFY OR REVERSE ENGINEER. Nothing
in this Agreement shall be construed as giving either party any right to, and each party agrees that it shall not, and shall not permit or assist any other person or entity to alter, modify, adapt, port or create a derivative works, as that term is defined in the U.S. copyright laws, of any product of either other party except as may be expressly and clearly permitted in this Agreement. Each party further agrees that it shall not, and shall not permit or assist any other party to, disassemble, decompile or reverse engineer all or any part of any product of the other party. Without limiting the materiality of any other term of this Agreement, the failure of either party to comply with the provisions of this Section 4.6 shall be considered a material breach of this Agreement.

         5. CUSTOM ENGINEERING, ENHANCEMENTS, UPGRADES, AND MODIFICATIONS.

                  5.1 Enhanced feature functionality and upgrades which may be developed by NetSpeak in the future for any NetSpeak Product shall be offered to ACT for such additional royalties and payments, and may be accepted or rejected by ACT in its sole discretion.

                  5.2 Enhanced feature functionality and upgrades which may be developed by ACT in the future for the ACT Product shall be offered to NetSpeak for such additional royalties and payments, and may be accepted or rejected by NetSpeak in its sole discretion.

                  5.3 Either party may, from time to time, request the other to provide non-recurring engineering ("NRE") services to custom engineer, modify, and create enhancements to the products subject to this Agreement. Each party agrees to undertake such work provided it has available resources to be devoted to the work requested and after conducting its own review. A party shall complete its review of the work requested within ten (10) business days of its receipt of a written request from the other for such services, and shall deliver a written response indicating that it either: (i) accepts the request for services; or (ii) rejects the request due to lack of resources, which may include time and/or manpower. Ownership of any work product resulting from such NRE services shall belong to the party paying for such work, subject to any prior Intellectual Property rights of the other party in the underlying product. The party owning such rights shall provide the developing party with a license to such rights, subject to royalties and terms to be agreed to by the parties.

         6. PRODUCT MANAGERS. At all times during the Agreement Term, each party shall identify to the other party a "Product Manager" who shall be primarily dedicated to that party's product and who shall be reasonably satisfactory to the other party. The Product Manager shall be a designated individual employee of each party who shall be available to either NetSpeak or ACT (as applicable) on a reasonable basis during such party's regular business hours. Each Product Manager shall maintain continuous, but not necessarily daily, contact with such personnel of either ACT or NetSpeak (as applicable) may from time to time designate, shall be fully familiar with such party's methods of operation in general and the product in particular, shall coordinate the performance by its company of such company's obligations under this Agreement, and shall promptly respond to all inquiries from the other party, both oral and written. Fima Vaisman is hereby initially appointed by ACT and is deemed reasonably

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satisfactory by NetSpeak, as the ACT Product Manager. Keith Kelly is hereby initially appointed by NetSpeak and is deemed reasonably satisfactory by ACT, as the NetSpeak Product Manager. Each party shall be entitled to change its designated product manager upon provision of written notice of such change to the other party. Neither party's Product Manager is authorized to amend, alter or extend this Agreement in any manner.

         7. CO-DEVELOPMENT COMMITTEE. A Co-Development Committee shall be established, comprised of each party's Product Manager described above and a Development Manager to be appointed by each party. Rudy DeBruin is hereby appointed by ACT, and is deemed reasonably satisfactory by NetSpeak, as the ACT Development Manager. Steve Mills is hereby appointed by NetSpeak, and is deemed reasonably satisfactory by ACT, as the NetSpeak Development Manager. The Co-Development Committee shall be responsible for the resolution of all technical problems arising during (i) the modification and interpretation by either party of any product enhancement, modification, upgrade or bug fix to any existing product of the other party and (ii) customer support and shall be responsible for identifying the countries in which homologation is to be obtained and for determining the timing for seeking homologation in each country. If the Co-Development Committee is unable to reach a decision with respect to any issue within ten (10) days, the Product Managers shall resolve the issue. In the event the Product Managers cannot resolve any issue within five (5) days, the Product Managers shall submit the problem to the chief executive officers of the parties for resolution. If the parties are unable to resolve the dispute within five (5) days thereafter, the dispute shall be resolved by binding arbitration. Arbitration shall be conducted under the then-current Commercial Arbitration Rules of the American Arbitration Association ("AAA") in Denver, Colorado. One arbitrator shall be chosen within thirty (30) days by the AAA from a panel of arbitrators knowledgeable and experienced in network computing, development of computer software and/or hardware and commercial transactions. No discovery by the parties will be conducted. Each party shall have no more than four (4) hours to present its case. The arbitrator shall decide this dispute within five (5) days of the conclusion of the parties' presentation. The written determination of the arbitrator shall be final and shall not be subject to judicial review; provided, however, that any award or determination rendered by the arbitrator(s) may be entered in a court of competent jurisdiction. The prevailing party shall be entitled to recover the costs of arbitration and attorneys' fees, which shall be made part of the arbitrator's award. The arbitrator shall determine the "prevailing party" for this purpose.

         8. CONFERENCES. The parties agree to hold regularly scheduled meetings on, at a minimum, a monthly basis. Each party will bear its own costs associated with such meetings. Interim meetings will be coordinated on a AD HOC basis as needed by telephone conferencing and based on need.

         9. JOINT TRAINING PROGRAMS. NetSpeak and ACT agree to participate in joint sales training and technical support training programs to be jointly developed by the parties. Each party shall bear its own costs and expenses in connection with such training programs. ACT and NetSpeak recognize that training and installation must of necessity be a mutual and joint effort, and that such installation and training will require the support and cooperation of both parties. ACT may request additional training or general consulting services from

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NetSpeak, which training and services shall be provided in accordance with
NetSpeak's normal and customary rates.

         10. COOPERATION. Both NetSpeak and ACT acknowledge and agree that successful porting and integration of the ACT Product with the NetSpeak Software shall require their full and mutual good faith cooperation. As such, the parties agree to use commercially reasonable efforts to provide information and access to personnel to achieve such porting and integration.

         11. TECHNICAL SUPPORT. The parties agree to provide technical support to one another in meeting the objectives of this Agreement. The parties further agree to provide first and second level support to each other and their respective customers, during the relevant warranty periods. The parties acknowledge that the typical customer of the Integrated Product will want to deal with only one vendor. As such, it will be the obligation of the party selling the ACT Product to the customer to provide front line support. However, it will be essential for the other party to provide effective, prompt back up support.

         12. ROYALTIES, ORDERS AND PAYMENT.

                  12.1 The royalties ("Royalties") and prices hereunder shall be as set forth in Section 12.9 and Schedule C. Each party shall, from time to time, provide the other with price lists for such party's products. ACT is hereby granted a credit in the amount of Eighty Thousand Dollars ($80,000) to be applied to Royalties accruing hereunder and with respect to any royalties or other amounts payable by ACT to NetSpeak in connection with the purchase or license of products under any other agreement between the parties.

                  12.2 Each party shall pay to the other a fixed rate of $120.00 per hour for custom engineering and enhancements as provided in Section 5.3 herein. Each party shall pay to the other such other party's then current standard charges or customer service fees, as applicable, for any requested customer support or out-of-warranty repair services.

                  12.3 ACCRUAL. Royalties payable under this Agreement shall be deemed to accrue upon the shipment of such product in response to customer orders, provided, however, that ACT shall have no obligation to pay Royalties to NetSpeak for any sale or shipment of NetSpeak Products to NetSpeak. Royalty payments are due and payable within thirty (30) days after the end of each calendar quarter of the Agreement Term. Royalties received later than the due date may, at NetSpeak's option, bear interest at a rate of eighteen percent (18.00%) per annum.

                  12.4 ADJUSTMENTS. Without limiting any other term of this Agreement, neither party will be obligated to pay Royalties on (a) units shipped to end users, re-sellers, value-added re-sellers or dealers in replacement of defective units in compliance with unit warranties; (b) units used for demonstration or marketing purposes; (c) units shipped for service and support purposes; or (d) units actually returned by customers.

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                  12.5 QUARTERLY STATEMENTS. In order to substantiate any
Royalty payment due under this Agreement, each party shall deliver to the other, within thirty (30) days after the end of each calendar quarter of the Agreement Term, a statement detailing the sales (including returns) and shipments of units during the immediately preceding calendar quarter and cumulative for the term to date. Such statement shall set out all figures by product and by state and country. Any such Royalties that are due shall accompany the statement (if paid by cashier's check) or shall have been previously wired to the recipient's account.

                  12.6 AUDITS. Each party agrees to keep and preserve, during the term of this Agreement, and for at least two (2) years after the expiration of its term or any extension thereof, accurate records of all transactions relating to this Agreement. In particular, each party shall ensure that its records adequately identify the product so that they can be distinguished from other goods not licensed hereunder. Each party or its designated representative shall have the right, at its expense, at any time during the other party's normal business hours and upon fifteen (15) business days prior written notice to that party, to examine and make extracts of all such records, including all build and ship records, invoices and other records that relate to the manufacture, shipment and sale of product. If such an audit detects a shortfall in Royalties paid, the audited party shall pay the unpaid Royalties together with interest at a rate of eighteen percent (18.00%) per annum from the date due on any unpaid amount. In addition, if in an audit of records it is determined that there is a shortfall of ten percent (10.00%) or more in the amount of Royalties due (exclusive of interest) as reported for the period which is the subject of such audit, the audited party shall, upon request of the auditing party, reimburse the auditing party for full out-of-pocket costs of the audit, including without limitation, the costs of the auditing party's own employee auditors, for actual working time and for travel time during normal working hours.

                  12.7 PAYMENT FORMS. All payments due hereunder shall be made by check or wire transfer. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restriction.

                  12.8 TAXES. Each party shall be solely responsible for any applicable sales, use, value added or other tax, tariff, duty or assessment levied or imposed arising out of or related to any of the transactions contemplated under this Agreement, other than any tax based on the parties' income.

                  12.9 MOST FAVORED CUSTOMER RATES. NetSpeak agrees that the royalty rates charged for any of its products under this Agreement shall be no greater than that charged for the same product from its most favored customers.

                  12.10 FUTURE PRODUCTS. The parties intend to develop and commercialize a new gateway server that will replace the Integrated Product. The parties are currently working together to identify and develop the optimal platform for this gateway server. While the parties desire to enter into a binding contract for the development of a new platform, the source of the technology, the specifications and the costs associated with the development of this gateway server are so uncertain as to make a development contract impracticable at this time. However, the parties agree that (i) in the event that NetSpeak desires to develop or have developed a

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gateway server, it will first negotiate in good faith with ACT and, before entering into an agreement with any third party for the same, provide ACT with the right (exercisable upon thirty (30) days written notice) to match the terms of a development/purchase agreement with such third party and (ii) in the event ACT intends to develop or acquire a product which would function as the next generation (after the Rx) gateway server, ACT agrees to negotiate in good faith with NetSpeak and, before entering into an agreement with any third party for the same, provide NetSpeak with the right (exercisable upon thirty (30) days written notice), to match the terms of a development/purchase agreement with such third party. The obligations under this paragraph 12.10 shall be in effect for one (1) year from the date of this Agreement. In the event that the parties hereto do reach an agreement based on their good faith negotiations, it is intended that the terms of such agreement will be substantially similar to the terms of this Agreement.

         13. PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY.

                  13.1 NETSPEAK PROPERTY RIGHTS. ACT acknowledges and agrees that the NetSpeak Products listed in Schedule A and all other items licensed hereunder, and all copies thereof, constitute valuable trade secrets of NetSpeak or proprietary and confidential information of NetSpeak and title thereto remains in NetSpeak. All applicable copyrights, trade secrets, patents, trademarks, and other Intellectual Property rights in the NetSpeak Products listed in Schedule A and all other items licensed hereunder are and remain in NetSpeak. All other aspects of the NetSpeak Products and all other items licensed hereunder, including without limitation, programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein as well as screen formats shall remain the sole and exclusive property of NetSpeak and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by ACT to any person, company or entity whatsoever other than for the purposes set forth herein. It is expressly understood that no title to or ownership of the NetSpeak Products, or any part thereof is hereby transferred to ACT. The parties hereto agree that the rights granted to each other hereunder, are rights in "intellectual property" within the scope of Section 101 of the United States Bankruptcy Code.

                  13.2 ACT PROPERTY RIGHTS. NetSpeak acknowledges and agrees that the ACT Product listed in Schedule B and all other items licensed hereunder, and all copies thereof, constitute valuable trade secrets of ACT or proprietary and confidential information of ACT and title thereto remains in ACT. All applicable copyrights, trade secrets, patents, trademarks and other Intellectual Property rights in the ACT Product and all other items licensed hereunder are and remain in ACT. All other aspects of the ACT Product and all other items licensed hereunder, including without limitation, programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein as well as screen formats shall remain the sole and exclusive property of ACT and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by NetSpeak to any person, company or entity whatsoever other than for the purposes set forth herein. It is expressly understood that no title to or ownership of the ACT Product, or any part thereof is hereby transferred to NetSpeak. The parties hereto agree that the rights granted to each other hereunder, are rights in "intellectual property" within the scope of Section 101 of the United States Bankruptcy Code.

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                  13.3 TRADEMARK LICENSES. During the term of this Agreement, and subject to the terms and conditions of this Agreement, NetSpeak hereby grants to ACT a personal, non-transferable, non-exclusive, worldwide right and license to: (a) use and reproduce the NetSpeak Marks, either alone or co-branded with any ACT Marks, solely in connection with the sale and distribution of the Integrated Product; and (b) use, reproduce, display the NetSpeak Marks publicly in connection with demonstration, promotion and advertisement of the Integrated Product. Similarly, during the Term of this Agreement, and subject to the terms and conditions of this Agreement, ACT hereby grants to NetSpeak a personal, non-transferable, non-exclusive, worldwide right and license to: (c) use and reproduce the ACT Marks, either alone or co-branded with any NetSpeak Marks, solely in connection with the sale and distribution of the Integrated Product; and (d) use, reproduce, display the ACT Marks publicly in connection with demonstration, promotion and advertisement of the Integrated Product. ACT acknowledges that NetSpeak is the owner of the NetSpeak Marks, whether or not registered. Similarly, NetSpeak acknowledges that ACT is the owner of the ACT Marks, whether or not registered. Each party agrees that it has no power or right and shall not during the term of this Agreement:

                  (i) attack the title or right of the other party in the other party's mark;

                  (ii) claim any right, title or interest in or to the other party's mark adverse to the other party;

                  (iii) register or apply for registration of the other party's mark or any name or mark that incorporates or is confusingly similar to the other party's mark anywhere in the world without the other party's express written consent; and

                  (iv) designate any name or mark that incorporates the other party's mark as a common law trademark or the like anywhere in the world without the other party's express written consent.

Further, each party agrees to the use the marks of the other party in accordance with the guidelines set forth in Schedule F hereto.

                  13.4 ESCROW. In the event it appears that the parties are not adequately meeting customer support requirements or that a party may not be able to meet its obligations hereunder, the parties agree to negotiate in good faith to set up an escrow agreement to ensure each party can meet its service and support obligations to its customers.

         14. NON-DISCLOSURE, CONFIDENTIALITY, BREACHES AND INJUNCTIVE RELIEF.

                  14.1 The NetSpeak Software (including, without limitation, software modules and any future product, modifications, changes, enhancements, upgrades, revisions, or additions made thereto) is and shall be the sole and exclusive property of NetSpeak, including all applicable Intellectual Property rights inherent therein and appurtenant thereto. The ACT Product (including, without limitation, software modules and any future product, modifications, changes, enhancements, upgrades, revisions, or additions made thereto) is and shall be the sole

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and exclusive property of ACT, including all applicable Intellectual Property rights inherent therein and appurtenant thereto. Accordingly, neither party shall sell, transfer, publish, disclose, display or otherwise make available to others any source code or object code, documentation or other material relating to the other party's products. The parties shall assist one another in identifying and preventing any use or disclosure of the source code or object code, or of any portion of the hardware or software, or any of the algorithms or logic contained therein. Without limitation of the foregoing, the parties shall immediately notify one another in the event that they learn or have reason to believe that any person has violated, or intends to violate, the terms of this Agreement, or, if not bound thereby, intends to infringe upon or dilute the Intellectual Property in any way whatsoever; and the parties will cooperate in seeking injunctive or other equitable relief in the name of either ACT or of NetSpeak against any such person.

                  14.2 The parties hereby acknowledge that the hardware and software which are subject to this Agreement, and other items related thereto, contain proprietary Intellectual Property ("Proprietary Information") of the respective parties and agree to maintain the confidentiality of the Proprietary Information in a manner using at least as great a degree of care as the manner used to maintain the confidentiality of their own most confidential information and shall similarly bind their employees and consultants in writing. Neither party shall be obligated under this Section 14.2 with respect to information that the receiving party can document:

                  (i) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or

                  (ii) is received without restriction from a third-party lawfully in possession of such information and lawfully empowered to disclose such information; or

                  (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

                  (iv) was independently developed by employees or consultants of the receiving party without access to such Proprietary Information.

Each party hereto acknowledges that the disclosure or unauthorized use by it or any of its employees or agents of any aspect or portion of the hardware or software, or any Proprietary Information of the other party will give rise to irreparable injury to such party, which is inadequately compensable in damages. Accordingly, in order to prevent any disclosure or dilution of the Intellectual Property or business secrets, the affected party may seek or obtain equitable relief, including the right to seek injunctive relief in a court of competent jurisdiction, and each party hereby consents to the obtaining of such injunctive relief from the court and to the enforcement of such injunctive relief, provided that the enjoined party is a proper party to, and the other party has standing to maintain, any such proceedings.

                  14.3 All of the undertakings and obligations relating to confidentiality and non-disclosure, whether contained in this paragraph or elsewhere in this Agreement, and whether of NetSpeak or of ACT, shall survive the termination of this Agreement for any reason whatsoever.

         15. PERMITS AND APPROVALS. ACT intends to homologate the ACT Product in various jurisdictions under ACT's name. To the extent permissible, ACT shall provide NetSpeak with the benefits of the homologation ACT receives. In all respects, however, NetSpeak shall be responsible for obtaining approvals and permits for the sale of the NetSpeak Products and ACT shall be responsible for obtaining approvals and permits for the ACT Product.

         16. REPRESENTATIONS AND WARRANTIES.

                  16.1 NetSpeak represents and warrants that:

                           (a) For a period of ninety (90) days from first use, each NetSpeak Product operates and will operate substantially in accordance with the specification set forth in the NetSpeak Documentation for such NetSpeak Products;

                           (b) The NetSpeak Products and the NetSpeak Marks and use thereof as contemplated by this Agreement will not infringe or misappropriate any copyright, trade secret, publicity, privacy or other right of any third party and are not defamatory or obscene;

                           (c) NetSpeak has the necessary rights to grant the rights and licenses contemplated by this Agreement, without the need for any consents, approvals or immunities not yet obtained;

                           (d) NetSpeak has full power to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder; and

                           (e) to the best of NetSpeak's knowledge, as of the Effective Date the NetSpeak Products do not infringe any patent or trademark rights of any third party.

                  16.2 ACT represents and warrants that:

                           (a) ACT's warranty for the Product is attached hereto as Exhibit C;

                           (b) The ACT Product and the ACT Marks and use thereof as contemplated by this Agreement do not infringe or misappropriate any copyright, trade secret, publicity, privacy or other right of any third party and are not defamatory or obscene;

                           (c) ACT has the necessary rights to grant the rights and licenses contemplated by this Agreement, without the need for any consents, approvals or immunities not yet obtained;

                           (d) ACT has full power to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder; and;

                           (e) To the best of ACT's knowledge, as of the Effective Date the ACT Product does not infringe any patent or trademark rights of any third party.

                  16.3 THE WARRANTY STATED ABOVE IS A LIMITED WARRANTY, AND IS THE ONLY WARRANTY MADE BY THE PARTIES. NETSPEAK AND ACT DO NOT MAKE, AND NETSPEAK AND ACT HEREBY EACH EXPRESSLY WAIVE ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. NETSPEAK AND ACT SHALL HAVE NO LIABILITY WITH RESPECT TO THEIR OBLIGATIONS UNDER THIS AGREEMENT, OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ABOVE-STATED EXPRESS WARRANTY IS IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF NETSPEAK OR ACT FOR DAMAGES THAT MIGHT ARISE OUT OF, OR IN CONNECTION WITH, THE DEVELOPMENT, DELIVERY, USE, OR PERFORMANCE OF ANY NETSPEAK PRODUCT OR ACT PRODUCT. IN ANY EVENT, THE LIABILITY OF NETSPEAK TO ACT AND OF ACT TO NETSPEAK FOR ANY REASON AND UPON ANY CAUSE OF ACTION WHATSOEVER SHALL BE LIMITED TO THE AMOUNT THEN PREVIOUSLY PAID TO NETSPEAK BY ACT (IN THE CASE OF NETSPEAK) OR ACT BY NETSPEAK (IN THE CASE OF ACT), AS THE CASE MAY BE, FOR PRODUCTS OR SERVICES HEREUNDER (EXCEPT FOR A BREACH OF SECTION 14.2 OR WITH RESPECT TO EITHER PARTY'S OBLIGATIONS OF INDEMNITY UNDER SECTION 17, IN WHICH CASE EACH PARTY'S LIABILITY SHALL BE LIMITED TO THREE MILLION DOLLARS ($3,000,000)).

                  16.4 The express warranty contained herein, but not the exclusions and waivers of warranties contained herein, shall terminate and become null and void, and shall be of no further force and effect, if (i) any modifications are made by ACT, or any third party, to any NetSpeak Product, without the prior written consent of NetSpeak, or (ii) any modifications are made by NetSpeak, or any third party, to the ACT Product, without the prior written consent of ACT.

         17. INDEMNITY.

                  17.1 Subject to the conditions set forth in Section 17.3 below, NetSpeak shall indemnify, hold harmless and defend ACT against any claim, suit or proceeding and any damages and liability therefrom or settlement therefor (including reasonable fees of attorneys and related costs):

                           (a) Based on a claim that a NetSpeak Product or NetSpeak Mark infringes the patent, copyright, trademark, trade secret, publicity, privacy, or other right of any third party, or is defamatory or obscene, except to the extent that such infringement is due solely to (i) the combination of the NetSpeak Product with the ACT Product, or (ii) NetSpeak following the design specifications of ACT, or (iii) a modification of the NetSpeak Product by other than NetSpeak, or (iv) use of the NetSpeak Product that is incidental to an infringement not resulting primarily from the NetSpeak Product;

                           (b) Based on a representation or warranty concerning a NetSpeak Products set forth in the NetSpeak Documentation; or

                           (c) Resulting from any material breach of this Agreement by NetSpeak.

                  17.2 Subject to the conditions set forth in section 17.3 below, ACT shall indemnify, hold harmless and defend NetSpeak against any claim, suit or proceeding and any damages and liability therefrom or settlement therefor (including reasonable fees of attorneys and related costs):

                           (a) Based on a claim that the ACT Product or an ACT Mark infringes the patent, copyright, trademark, trade secret, publicity, privacy, or other right of any third party, or is defamatory or obscene; except to the extent that such infringement is due solely to (i) the combination of the ACT Product with a NetSpeak Product, or (ii) ACT following the design specifications of NetSpeak, or (iii) modification of the ACT Product by other than ACT, or (iv) use of the ACT Product that is incidental to an infringement not resulting primarily from the ACT Product;

                           (b) Based on a representation or warranty concerning an ACT Products set forth in the ACT Documentation; or

                           (c) Resulting from any material breach of this Agreement by ACT.

                  17.3 The Indemnifying Party's obligation to defend and indemnify the Indemnified Party shall be conditioned upon (i) the Indemnified Party's full cooperation with the Indemnifying Party, at the Indemnifying Party's expense, in its defense of such claim(s) and (ii) the Indemnifying Party being allowed to assume sole control over the defense and all negotiations for a settlement. In no event shall either party settle any such claim, lawsuit or proceeding without the Indemnifying Party's prior written approval, which approval shall not be unreasonably withheld. The Indemnifying Party is in no way authorized to agree to any settlement, compromise or the like which would require the Indemnified Party make any payment or bear other obligations, including without limitation, the obligation to make a grant back (but excluding the obligation to stop using the affected product) without prior written approval of the Indemnified Party. If, as a result of any such claim, litigation or threat thereof, either NetSpeak or ACT is permanently enjoined from using any hardware or software or other product, then the Indemnifying Party, at its sole option and expense, may replace or modify the hardware or software, or other product with a noninfringing substitute of equivalent performance, functionality and quality, so as to settle such claim, litigation or threat thereof. If such settlement or modification is not reasonably practicable, after giving due consideration to all factors including financial expense, then the Indemnifying Party may terminate this Agreement upon ninety (90) days' prior written notice to the Indemnified Party, provided that the Indemnifying Party is not limited by any settlement or order of any court of competent jurisdiction. The foregoing states the entire liability of the Indemnifying Party with respect to infringement of any Intellectual Property. Each party may, but shall have no obligation hereunder to, maintain insurance coverage for its errors and omissions, in such amounts as such party shall in its sole discretion determine, from time to time. The Indemnifying Party shall be relieved of its obligations hereunder to the extent the Indemnified Party has not provided prompt written notice of a claim and the lack of such notice has prejudiced the Indemnifying Party's ability to defend such claim.

         18. TERMINATION. This Agreement shall terminate on the fifth (5th) anniversary of the Effective Date, unless either party has exercised its option to extend this Agreement for successive one (1) year periods, by providing not less than one hundred eighty (180) days' written notice prior to the expiration of the original term or any extension of this Agreement, as the case may be. Non-payment of the Royalties or any other payment when due under this Agreement, including non-payment of any invoice for any modification, change, enhancement, upgrade, revision, or addition to any of the product, or in the event that there is a material breach of this Agreement, shall also be cause for termination of this Agreement upon not less than thirty (30) days' prior written notice and after having been given an opportunity to cure any such default of not less than thirty (30) days. The termination of this Agreement shall automatically, and without any further action by the parties, terminate and extinguish the licenses and any other rights hereunder. In the event of the termination of this Agreement, then each party shall return all manifestations of, and media and record embodying, Proprietary Information of the other in its possession, custody or control. Notwithstanding the foregoing, all provisions hereof relating to confidentiality shall survive the termination of this Agreement.

         19. CUSTOMER LISTS. The parties may agree, from time to time, to the customer accounts for which each party agrees to act as principal sales agent.

         20. FORCE MAJEURE. Neither party shall be liable to the other for any delay or failure to perform due to causes beyond its reasonable control (such as war, riots, insurrections, sovereign compulsion, strikes or lock-outs, flood, fire, earthquake, or natural disasters, or atmospheric conditions), except that this provision shall not apply to the parties' obligations to pay any sums due to one another hereunder or to obligations of confidentiality. Performance times shall be considered extended for a period of time equivalent to the times lost because of any such delay. The parties will attempt to meet such extended performance times. If such extended performance times conflict with pre-existing contractual commitments of the parties to other entities, then the parties shall so advise one another, and the parties shall use best efforts to agree in writing to an alternative implementation schedule. If the parties are unable to agree upon an alternative implementation schedule, or if the delay continues for a period of (3) months or more, then this Agreement may be terminated by either party, and neither party shall be liable to the other for such termination, provided that the parties pay for all services rendered and expenses incurred in accordance with the payment provisions herein.

         21. NOTICES. All notices, consents, demands, requests, approvals, waivers and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given five (5) days after having been mailed to such party by registered mail, return receipt requested, postage prepaid, or the lesser of three (3) days or the actual date of receipt if sent by courier or overnight delivery service (E.G., Federal Express, UPS, DHL), addressed as follows:

if to NetSpeak           Robert Kennedy
                         NetSpeak Communications, Inc.
                         902 Clint Moore Road, Suite 104
                         Boca Raton, Florida 33407

                         with a copy to:

                         Bookstein & Kudirka, P.C.
                         One Beacon Street
                         Boston, Massachusetts 02108
                         Attention: Bruce D. Jobse, Esq.

if to ACT                ACT Networks, Inc.
                         188 Camino Ruiz
                         Camarillo, California 93012
                         Attention: Vice President, Business Development

                         with a copy to:

                         Brobeck, Phleger & Harrison LLP
                         4675 MacArthur Court, Suite 1000
                         Newport Beach, California 92660
                         Attention: Frederic A. Randall, Jr., Esq.

         22. BINDING EFFECT. This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto, their respective heirs, personal representatives, administrators, successors and assigns.

         23. CHOICE OF LAW; VENUE. The validity, interpretation, and enforcement of this Agreement, and all other instruments and documents executed in connection with this transaction, shall be governed by the laws of the State of California, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

         24. COMPLIANCE WITH U.S. EXPORT LAWS. Each party hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not knowingly export, or allow the export or re-export of any Proprietary Information, ACT Products, NetSpeak Products or any direct product thereof in violation of such restrictions, laws or regulations, or, without all required licenses and authorizations, to any Group D:1 or E:2 country specified in the then-current Supplement No. 1 to
Section 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

         25. WAIVER. Any party may, at its discretion, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject, provided that neither failure nor delay on the part of a party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any singular or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         26. SEVERABILITY. If any provision of this Agreement shall be determined by a court of competent jurisdiction, or by award of an arbitral tribunal, and enforced by such a court, to be invalid, illegal or unenforceable, then such determination shall not affect or impair the validity, legality, or enforceability of the remaining provisions contained herein.

         27. ASSIGNABILITY. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         28. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the other Exhibits attached hereto which are incorporated herein by this reference, expresses the entire and exclusive understanding of the parties. This Agreement may be modified or amended only by an instrument in writing executed by an authorized officer of each of the parties hereto.

         29. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

                            NETSPEAK CORPORATION, a Florida corporation

                            By:/s/ ROBERT KENNEDY
                               -------------------------------------------------
                                   Name:    Robert Kennedy
                                   Title:   President

                            ACT NETWORKS, INC., a Delaware corporation

                            By:/s/ MELVIN L. FLOWERS
                               -------------------------------------------------
                                   Name:    Melvin L. Flowers
                                   Title:   CFO and Vice President,
                                            Finance and Administration

                                   SCHEDULE A

            NETSPEAK PRODUCTS TITLES, DESCRIPTION, AND SPECIFICATIONS

Connection server
Information server
ACDserver
Database server
Credit processing server
Firewall proxy server
Control center
NetSpeak-branded WebPhone client software
NSCP software developer's kit (SDK)

                                   SCHEDULE B

               ACTS PRODUCT TITLES, DESCRIPTION AND SPECIFICATIONS

         1. ACT PRODUCTS. The SDM-Rx which is anticipated to be released commercially in the third calendar quarter of 1997. Software/firmware which is intended to be incorporated into the SDM-Rx includes:

            RX hardware platform
            TrueSpeech 8.5 voice algorithm
            ACELP 8Kbps voice algorithm
            T1/E1, ISDN BRI and analog interfaces
            Least cost router interface
            Call control interface
            Echo canceller

                                   SCHEDULE C

         1. PURCHASE TERMS AND CONDITIONS

                  (a) ORDERING. NetSpeak shall provide ACT, on a calendar quarterly basis, with nonbinding, rolling twelve (12) month forecasts of its requirements for the ACT Products and Integrated Product. NetSpeak will purchase units of the ACT Products and/or Integrated Product by issuing a written purchase order indicating model number and quantity of each Integrated Product and each ACT Product desired, the price, and requested delivery date. All purchase orders shall be dated, uniquely numbered for identification, reference this Agreement, incorporate the terms and conditions of this Agreement and be signed by a duly authorized representative of NetSpeak. The terms and conditions of this Agreement prevail regardless of any conflicting terms or conditions on the purchase order. Purchase orders must be received by ACT at least sixty (60) days prior to the requested delivery date specified on the order, and during the term of this Agreement. All such purchase orders and delivery dates are subject to written acceptance by ACT and shall be deemed accepted if in accordance with the terms of this Agreement and are not rejected in writing by the ACT within ten (10) days of receipt thereof.

                  (b) PRICES. The list price for the ACT Products shall be as determined by ACT in its discretion. All prices are exclusive of any sales, usage, import, excise, and other taxes (except those specified based upon ACT's net income), shipping and insurance. Such items, including any withholding taxes on royalty fees and other costs, when applicable, shall appear as separate items on ACT's invoices, and shall be paid by NetSpeak. Due to the development efforts of both parties with respect to the ACT Product and due to the fact that the products purchased hereunder will, in most cases, be the Integrated Product, it is ACT's intention to provide NetSpeak with a discount from list price for purchases of the Integrated Product which are at least as favorable as those provided to ACT's best customers purchasing the Integrated Product. However, it is not intended that the pricing of the ACT Product hereunder result in ACT discounting its products to other third parties as a result of agreements with such third parties. As such, ACT and NetSpeak will, based upon the foregoing, agree on the appropriate discount at the time ACT prepares its price list for the ACT Product.

                  (c) PAYMENT. All payments shall be made in U.S. currency in the United States and shall be due within thirty (30) days after delivery to the carrier or date of invoice, whichever is later. If at any time NetSpeak is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, ACT may, in its discretion, withhold shipment (including partial shipments) of any order or may, at its option, require NetSpeak to pay C.O.D. for further shipments. A service charge of one and one-half percent (1.5%) per month (or the maximum rate permitted by law) may be assessed by ACT on payments more than ten (10) days past due.

         2. RESCHEDULING, SHIPMENT AND DELIVERY

                  (a) RESCHEDULING. All purchase orders are non-cancelable. During the first thirty (30) days following the receipt of NetSpeak's purchase order by ACT, NetSpeak may reschedule the delivery date for such purchase order without penalty to a date not later than sixty (60) days following the original scheduled delivery date. Purchase orders may not be rescheduled more than once.

                  (b) SHIPPING DATES. ACT will provide to NetSpeak a scheduled delivery date for each purchase order within ten (10) business days after acceptance of the purchase order. ACT will attempt to deliver the Products by the requested delivery date, subject to restrictions in manufacturing, scheduling, material and production availability. ACT will notify NetSpeak of any delays in delivery as soon as ACT becomes aware of such delay. If deliveries are made in installments, each shipment shall be paid for when due without regard to the other scheduled deliveries. In the event ACT notifies NetSpeak of a delay of five (5) or more days in the scheduled delivery date, NetSpeak shall have the right to reschedule the delivery date within sixty (60) days of the originally requested delivery date.

                  (c) FREIGHT CHARGES. Delivery shall be made F.O.B. at ACT's plant of manufacture. NetSpeak shall be responsible for all freight, handling and insurance charges. Unless given written instruction to the contrary, ACT shall be responsible for and shall select the carrier for all shipments. In no event shall ACT have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of ACT.

                  (d) SECURITY INTEREST. Title to and risk of loss or damage shall pass from ACT to NetSpeak upon delivery to common carrier or NetSpeak's representative at the F.O.B. point. Delivery shall be deemed made upon transfer of possession to the carrier. NetSpeak grants ACT a security interest in the ACT Products purchased under this Agreement to secure payment for those ACT Products purchased. If requested by ACT, NetSpeak agrees to execute financing statements, from time to time, to perfect this security interest.

         3. BUYER COVENANTS AND REPRESENTATIONS

                  Buyer covenants to Seller to:

                  (a) keep ACT informed as to any problems encountered with the ACT Products and any resolutions arrived at for those problems.

                  (b) comply with all export control laws and regulations of the United States Government, including but not limited to 15 CFR Parts 730-799 Export Administration Regulations of the Department of Commerce, 22 CFR Parts 120-130 International Traffic in Arms Regulations of the Department of State, 31 CFR 500 Foreign Assets Control Regulations of the Department of the Treasury, and regulations issued under the authority of the Atomic Energy Act of 1954 by the Nuclear Regulatory Commission or the Department of Energy, or successor supplement or regulation. NetSpeak shall not export, or allow to be exported or reexported, any Proprietary Information, or ACT Product in violation of any such restriction, law or regulation. NetSpeak shall maintain applicable records about all exports, including showing compliance with the regulations pertaining to export to military entities or for military end-users, and shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the United States of all materials or items deliverable by ACT to any location and shall demonstrate to ACT compliance with all applicable export control laws and regulations prior to delivery thereof by ACT.

         4. LIMITED WARRANTY AND AFTER WARRANTY SUPPORT

                  (a) ACT warrants to NetSpeak, and only to NetSpeak, that all ACT Products shall be free from material defects in materials and workmanship under normal and proper use, and shall substantially conform to the specifications to be published by ACT. The fact that the warranty runs only to NetSpeak does not obviate ACT's obligation to fulfill warranty claims by NetSpeak which arise from claims by NetSpeak's customers, although all warranty claims of such customers shall be asserted by NetSpeak. NetSpeak agrees not to make any other warranty commitment on ACT's behalf beyond those in the foregoing limited warranty. Such warranty does not apply to units of the Products that have been mishandled, mistreated, used, maintained or stored in any manner other than in the conformity with ACT's instructions. The warranty on all ACT Products which can be identified by shipment will terminate one (1) year after the date of receipt of such ACT Products by the NetSpeak. With respect to all ACT Products for which receipt documentation is not available, the warranty shall terminate one (1) year from the date of the manufacturing date code stamped on the ACT Product.

                  (b) Any claim under the warranty must be submitted before the end of the warranty period to ACT at such address as ACT provides NetSpeak upon request. The units of the ACT Products subject to a warranty claim must be securely packaged, insured, and shipped freight prepaid. NetSpeak must obtain a return authorization number from ACT before shipping any ACT Product, and include a written description of the defect.

                  NETSPEAK'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY SHALL BE REPLACEMENT OF OR (AT ACT'S OPTION OR IF REPLACEMENT IS IMPRACTICAL) REFUND FOR RETURNED NONCONFORMING UNITS OF THE ACT PRODUCTS FOR WHICH FULL DOCUMENTATION AND PROOF OF NON-CONFORMITY IS PROVIDED TO ACT WITHIN ONE (1) YEAR AFTER THE ORIGINAL NON-CONFORMING UNITS ARE RECEIVED BY NETSPEAK. EXCEPT FOR THE FOREGOING WARRANTIES ACT DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT OR PERFORMANCE, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO, PRODUCT, SPECIFICATIONS, SUPPORT SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO NETSPEAK'S DISTRIBUTORS, CUSTOMERS OR AGENTS. ACT HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

                  (c) In the event that any ACT Product is returned to ACT under the provisions of this Section, ACT will use commercially reasonable efforts to repair or replace such ACT Product, at ACT's sole expense, within ten (10) days of the receipt of such Product by ACT.

Transportation costs incurred with respect to the return of such Product shall be borne by NetSpeak when returned to ACT, and by ACT when returned to NetSpeak. ACT Products repaired by the ACT under the warranty provisions hereof shall be warranted for a period of ninety (90) days or the remainder of the original warranty period, whichever is greater.

                  (d) If NetSpeak wishes to have any ACT Product repaired other than under the warranty provisions herein, ACT agrees to repair such ACT Product at ACT's then-current standard published repair rates (without discounts), and NetSpeak shall reimburse ACT for all travel, room, board or other expenses incurred by ACT in connection therewith.

                                   SCHEDULE D

                     NETSPEAK CORPORATION LICENSE AGREEMENT

                     (PRODUCT NAME) (RELEASE/VERSION NUMBER)

BY INSTALLING AND RUNNING THIS SOFTWARE PROGRAM YOU AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, DO NOT CONTINUE THIS INSTALLATION AND DELETE ANY PORTIONS OF THIS SOFTWARE ALREADY INSTALLED ON YOUR SYSTEM.

LICENSE GRANT

NetSpeak Corporation ("NetSpeak") grants to You a non-exclusive license under Copyrights to use its (Product Name/Release) software ("Software Product") on a single computer at any one time. The Software Product is in use on a computer when it is resident in memory (I.E., RAM) or when executable or other files are installed on the hard drive or other storage device of the computer.

You may not, or may not permit other individuals to, copy, modify, translate, reverse engineer, decompile, disassemble, or create derivative works from the Software Product, or remove any proprietary notices or labels on the Software product, including copyright, trademark or patent pending notices.

SOFTWARE PRODUCT

NetSpeak reserves the right to at any time alter prices, features, capabilities, functions, licensing terms, release dates, general availability or any other characteristics of the Software Product as NetSpeak sees fit.

TITLE

Title, ownership rights, and intellectual property rights in and to the Software Product remain with NetSpeak. The Software Product is protected by the copyright and patent laws of the United States and international copyright treaties.

You acknowledge and agree that the Software Product contains proprietary and confidential information of NetSpeak. You agree to protect the confidential and proprietary nature of the Software Product in the same manner that You protect Your own confidential information of like value, provided that You will in all cases use reasonable care to protect the Software Product.

LIMITED WARRANTY

NETSPEAK WARRANTS THAT THE SOFTWARE PRODUCT WILL PERFORM SUBSTANTIALLY IN ACCORDANCE WITH THE ACCOMPANYING DOCUMENTATION FOR A PERIOD OF NINETY (90) DAYS FROM DATE OF FIRST USE. SOME STATES AND JURISDICTIONS DO NOT ALLOW LIMITATION ON THE DURATION OF IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU. EXCEPT AS EXPRESSLY PROVIDED HEREIN THERE ARE NO WARRANTIES, CONDITIONS OR REPRESENTATIONS EXPRESS OR IMPLIED BY STATUTE, USAGE, CUSTOM OF THE TRADE OR OTHERWISE WITH RESPECT TO THE SOFTWARE PRODUCT LICENSED BY NETSPEAK HEREUNDER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, DURABILITY OR NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NETSPEAK DOES NOT WARRANT THAT THE SOFTWARE PRODUCT WILL MEET ALL OF YOUR NEEDS OR THAT OPERATION OF THE SOFTWARE PRODUCT WILL BE ERROR FREE. THIS LIMITED WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT.

CUSTOMER REMEDY

NETSPEAK AND ITS SUPPLIERS' ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY SHALL BE, AT NETSPEAK'S OPTION TO EITHER (A) REFUND THE LICENSE FEE, OR (B) REPAIR OR REPLACE THE SOFTWARE PRODUCT THAT DOES NOT MEET NETSPEAK'S LIMITED WARRANTY. THIS LIMITED WARRANTY IS VOID IF FAILURE OF THE SOFTWARE PRODUCT HAS RESULTED FROM ACCIDENT, ABUSE, OR MISAPPLICATION. ANY REPLACEMENT SOFTWARE PRODUCT UNDER THE LIMITED REMEDY WILL BE WARRANTED FOR THE REMINDER OF THE ORIGINAL WARRANTY PERIOD OR THIRTY (30) DAYS, WHICH EVER IS LONGER.

LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, SHALL NETSPEAK OR ANY OTHER PERSON BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES, EVEN IF NETSPEAK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL NETSPEAK BE LIABLE FOR ANY DAMAGES WHATSOEVER IN EXCESS OF THE AMOUNT PAID FOR THE SOFTWARE PRODUCT THAT IS THE SUBJECT MATTER OF THE CLAIM OR THAT IS DIRECTLY RELATED TO THE CAUSE OF ACTION.

TERM

This Agreement shall become effective upon your installation of the Software Product and shall terminate automatically upon breach of this Agreement by you, if any. NetSpeak may terminate this Agreement at any time, for any reason, however, NetSpeak may refund a prorated portion of the license fee upon any such termination, at NetSpeak's discretion.

MISCELLANEOUS

If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement shall be governed by and construed under Florida law, except as preempted by United States Federal law. The application the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded.

You shall comply with all export regulations pertaining to the Software Product in effect from time to time. In particular, without limiting the generality of the foregoing, You hereby warrant that you will not directly or indirectly export, re-export or transship the Software Product or such other information, media or products in violation of or otherwise in contravention of the export laws, rules and regulations.

U.S. GOVERNMENT RESTRICTED RIGHTS

Use, duplication or disclosure by the Government is subject to restrictions set forth in subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52,227-19 when applicable, or in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252,227-7013, and in similar clauses in the NASA FAR Supplement.

CUSTOMER SUPPORT

Unless you have entered into a separate support and maintenance agreement with NetSpeak, you shall receive technical support during the term of this Agreement in accordance with the NetSpeak software support policy in effect for the Software Product. For technical support related to the Software Product call NetSpeak Corp. at (561) 998-8000.

                                   SCHEDULE E

                     ACT NETWORKS END-USER LICENSE AGREEMENT

                                   SCHEDULE F

                GUIDELINES FOR USING NETSPEAK MARKS AND ACT MARKS

1.1 These guidelines ("Guidelines") set forth the proper treatment and use of the Trademarks on or in association with NetSpeak's Products and the ACT Product, hereafter "Products." Compliance with these guidelines is the sole responsibility of each respective party. In the event of a conflict between the provisions of this Schedule and the Agreement, the Agreement shall control.

2.0 Use of Trademarks

2.1 The Trademarks may only be used on the Products, its packaging, collateral documentation and in advertising for the Products. The Trademarks may never be used on or in connection with any other products or services, and, particularly not on novelty items or T-shirts, without express written permission of the party owning the mark.

2.2 The Trademarks may not be used as part of or in any emblem or insignia.

2.3 The Trademarks must not be used in a manner which may cause confusion as to the source or origin of products or services being offered. As such, the Trademarks may not be:

         2.3.1 displayed in a striking and solitary manner by the other party;

         2.3.2 made more prominent than the remainder of the text in which the Trademarks are used by the other party;

         2.3.3 as prominent or more prominent than the trademark or company name of either party;

         2.3.4 used as part of the name or other identifier of a business, product, or service not connected with the Products.

2.4 At the first or a prominent occurrence of the Trademark in advertising, it should be symbolically indicated that the marks are trademarks. In the United States, this is usually done by using the symbol "/Trademark" or "/Registered trademark/" with the same footnote. Note that in some countries, a translated version of the U.S. trademark attribution is not only used, but may be required. You should check with your legal department to insure that local laws and customs are adhered to and followed.

2.5 Each party will provide to the other party camera-ready artwork of its respective marks. The other party may not alter this artwork in any way whatsoever.

2.6 A party may only reproduce the Trademarks in accordance with the instructions included on the camera-ready artwork. The Trademarks artwork may not be recreated in any way. Each party may resize the other party's trademarks using photographic proportional processes.

2.7 Each party agrees not to use any trademark, service mark or tradename in combination with the Trademark of the other party without prior written approval of the other party. A minimum border must be placed around the Trademarks equal to one half of the Trademark's largest dimension.

2.8 Each party may conduct spot checks of the Products and advertising and will periodically (but no more than twice a year) send out requests for samples to monitor compliance with the Agreement and these guidelines.

2.9 Each party must correct any deficiencies in their use of the trademarks on the Products or in advertising, and cease and desist from further publication or distribution of the offending materials upon reasonable notice from the other party.

2.10 The accuracy and appropriateness of all claims used in advertising or promotional materials which includes the Trademarks is the sole responsibility of the party using the mark even if the other party is aware of the advertisement or promotional materials.